Exhibit l

1275 Pennsylvania Ave., NW Washington, DC 20004-2415 Tel 202.383.0100 Fax 202. 637.3593 www.sablaw.com

September 29, 2006

MCG Capital Corporation

1100 Wilson Boulevard

Suite 3000

Arlington, VA 22209

Ladies and Gentlemen:

We have acted as counsel to MCG Capital Corporation, a Delaware corporation (the “Company”), in connection with the offering from time to time by the Company of up to 35,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). Such offering is the subject of a registration statement on Form N-2 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), being filed by the Company. The Registration Statement provides that the Common Stock may be offered in amounts, at prices, and on terms to be set forth in one or more supplements (each a “Prospectus Supplement”) to the final prospectus (the “Prospectus”).

We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company’s charter (the “Charter”) and its bylaws (the “Bylaws”), (ii) resolutions of the board of directors of the Company (the “Board”) relating to the authorization of the preparation and filing of the Registration Statement and approving the offer and issuance of the Common Stock, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

Atlanta     ■     Austin     ■     Houston     ■     New York     ■     Tallahassee     ■     Washington, DC

MCG Capital Corporation

September 29, 2006

To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

We assume that the issuance, sale and amount of the Common Stock to be offered from time to time will be authorized and determined by proper action of the Board in accordance with the parameters described in the Registration Statement (each, a “Board Action”) and in accordance with the Company’s Charter and Bylaws and with applicable Delaware law.

This opinion is limited to the laws of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed in this letter are based on our review of the General Corporation Law of Delaware.

Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under the laws of the State of Delaware.

2.	Upon due authorization by Board Action of the issuance of the Common Stock, and upon the consummation of the sale of the Common Stock and the payment of the consideration therefor in accordance with the terms and provisions of such Board Action, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Sutherland Asbill & Brennan LLP
Sutherland Asbill & Brennan LLP